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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

AMENDMENT NO. 1
TO
FORM 10

GENERAL FORM FOR REGISTRATION OF SECURITIES
Pursuant to Section 12(b) or 12(g) of
The Securities Exchange Act of 1934

Discovery Holding Company
(Exact name of registrant as specified in its charter)

Delaware	20-2471174
(State of incorporation or organization)	(I.R.S. Employer Identification No.)

12300 Liberty Boulevard Englewood, Colorado	80112
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code (720) 875-4000

Securities to be registered pursuant to Section 12(b) of the Act:
 [None]

Securities to be registered pursuant to Section 12(g) of the Act:

Series A Common Stock, $0.01 par value
(Title of class)

Series A Preferred Share Purchase Rights
(Title of class)

Series B Common Stock, $0.01 par value
(Title of class)

Series B Preferred Share Purchase Rights
(Title of class)

Discovery Holding Company

        Our Information Statement is filed as Exhibit 99.1 to this Form 10. For your convenience, we have provided below a cross-reference sheet identifying where the items required by Form 10 can be found in the Information Statement.

Item No.	Item Caption	Location in Information Statement
1.	Business.	Summary; Risk Factors; Cautionary Statements Concerning Forward Looking Statements; Selected Financial Data; Management's Discussion and Analysis of Financial Condition and Results of Operations; Description of Our Business and Certain Inter-Company Agreements
2.	Financial Information.	Summary; Risk Factors; Capitalization; Selected Financial Data; Management's Discussion and Analysis of Financial Condition and Results of Operations and Financial Statements
3.	Properties.	Description of Our Business—Properties
4.	Security Ownership of Certain Beneficial Owners and Management.	Management—Security Ownership of Certain Beneficial Owners; and Security Ownership of Management
5.	Directors and Executive Officers.	Management
6.	Executive Compensation.	Management
7.	Certain Relationships and Related Transactions.	Summary; Risk Factors; Management and Certain Inter-Company Agreements
8.	Legal Proceedings.	Description of our Business—Legal Proceedings
9.	Market Price of and Dividends on the Registrant's Common Equity and Related Stockholder Matters.	Summary; The Spin Off; Risk Factors and Description of Our Capital Stock
10.	Recent Sales of Unregistered Securities.	Not Applicable
11.	Description of Registrant's Securities to be Registered.	Description of our Capital Stock
12.	Indemnification of Directors and Officers.	Indemnification of Directors and Officers
13.	Financial Statements and Supplementary Data.	Summary; Selected Financial Data; Management's Discussion and Analysis of Financial Condition and Results of Operations and Financial Statements
14.	Changes in and Disagreements with Accountants on Accounting and Financial Disclosure.	Not Applicable

15.
Financial Statements and Exhibits

        (a)   Financial Statements: The following financial statements are included in the Information Statement and filed as part of this Registration Statement:

  LMC Discovery Group

    Report of Independent Registered Public Accounting Firm

    Combined Balance Sheets as of December 31, 2004 and 2003

    Combined Statements of Operations and Comprehensive Earnings (Loss) for the years ended December 31, 2004, 2003 and 2002

    Combined Statements of Parent's Investment for the years ended December 31, 2004, 2003 and 2002

    Combined Statements of Cash Flows for the years ended December 31, 2004, 2003 and 2002

    Notes to Combined Financial Statements

  Discovery Communications, Inc.

    Report of Independent Registered Public Accounting Firm

    Consolidated Balance Sheets as of December 31, 2004 and 2003

    Consolidated Statements of Operations for the years ended December 31, 2004, 2003 and 2002

    Consolidated Statements of Cash Flows for the years ended December 31, 2004, 2003 and 2002

    Consolidated Statements of Changes in Stockholders' Deficit for the years ended December 31, 2004, 2003 and 2002

    Notes to Consolidated Financial Statements

        (b)   Exhibits. The following documents are filed as exhibits hereto:

Exhibit Number	Exhibit Description
2.1	Form of Reorganization Agreement among Liberty Media Corporation, the Registrant and the other parties named therein*
3.1	Form of Restated Certificate of Incorporation of the Registrant to be in effect at the time of the spin off**
3.2	Form of Bylaws of the Registrant to be in effect at the time of the spin off**
4.1	Specimen Certificate for shares of the Series A common stock, par value $.01 per share, of the Registrant**
4.2	Specimen Certificate for shares of the Series B common stock, par value $.01 per share, of the Registrant**
4.3	Form of Rights Agreement dated as of [ ], 2005, between the Registrant and [ ], as Rights Agent*
10.1
The Shareholders Agreement, dated as of November 30, 1991 (the "Stockholders' Agreement"), by and among Discovery Communications, Inc. ("Discovery"), Cox Discovery, Inc. ("Cox"), NewChannels TDC Investments, Inc. ("NewChannels"), TCI Cable Education, Inc. ("TCID"), John S. Hendricks ("Hendricks")*†
10.2
First Amendment to the Stockholders' Agreement, dated as of December 20, 1996, by and among Discovery, Cox Communications Holdings, Inc. (the successor to Cox), Newhouse Broadcasting Corporation (the successor to NewChannels), TCID, Hendricks and for the purposes stated therein only, LMC Animal Planet, Inc. ("LMC") and Liberty Media Corporation, a Colorado corporation ("Liberty")*†
10.3
Second Amendment to the Stockholders' Agreement, dated as of September 7, 2000, by and among Discovery, Cox Communications Holdings, Inc. (the successor to Cox), Advance/Newhouse Programming Partnership (the successor to NewChannels), LMC Discovery, Inc. (formerly known as TCID) and Hendricks*†
10.4	Third Amendment to the Stockholders' Agreement, dated as of September, 2001, by and among Discovery, Cox, NewChannels, TCID, Hendricks and Advance Programming Holdings Corp.*†
10.5
Fourth Amendment to the Stockholders' Agreement, dated as of June 23, 2003, by and among Discovery, Cox NewChannels, TCID, Liberty Animal, Inc. (the successor in interest to LMC) for the purposes stated in the First Amendment to the Stockholders' Agreement*†
21.1	List of Subsidiaries*
99.1	Information Statement, Subject to Completion, dated March 15, 2005

*
To be filed by amendment.

**
Previously filed.

†
Subject to Confidential Treatment Request

SIGNATURES

        Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

Date: May 9, 2005

DISCOVERY HOLDING COMPANY
By:	/s/ CHARLES Y. TANABE
Name:	Charles Y. Tanabe
Title:	Senior Vice President

EXHIBIT INDEX

Exhibit Number	Exhibit Description
2.1	Form of Reorganization Agreement among Liberty Media Corporation, the Registrant and the other parties named therein*
3.1	Form of Restated Certificate of Incorporation of the Registrant to be in effect at the time of the spin off**
3.2	Form of Bylaws of the Registrant to be in effect at the time of the spin off**
4.1	Specimen Certificate for shares of the Series A common stock, par value $.01 per share, of the Registrant**
4.2	Specimen Certificate for shares of the Series B common stock, par value $.01 per share, of the Registrant**
4.3	Rights Agreement dated as of [ ], 2005, between the Registrant and [ ], as Rights Agent*
10.1
The Shareholders Agreement, dated as of November 30, 1991 (the "Stockholders' Agreement"), by and among Discovery Communications, Inc. ("Discovery"), Cox Discovery, Inc. ("Cox"), NewChannels TDC Investments, Inc. ("NewChannels"), TCI Cable Education, Inc. ("TCID"), John S. Hendricks ("Hendricks")*†
10.2
First Amendment to the Stockholders' Agreement, dated as of December 20, 1996, by and among Discovery, Cox Communications Holdings, Inc. (the successor to Cox), Newhouse Broadcasting Corporation (the successor to NewChannels), TCI Cable Education, Inc. (the successor to TCID), Hendricks and for the purposes stated therein only, LMC Animal Planet, Inc. ("LMC") and Liberty Media Corporation, a Colorado corporation ("Liberty")*†
10.3
Second Amendment to the Stockholders' Agreement, dated as of September 7, 2000, by and among Discovery, Cox Communications Holdings, Inc. (the successor to Cox), Advance/Newhouse Programming Partnership (the successor to NewChannels), LMC Discovery, Inc. (formerly known as TCID) and Hendricks*†
10.4	Third Amendment to the Stockholders' Agreement, dated as of September, 2001, by and among Discovery, Cox, NewChannels, TCID, Hendricks and Advance Programming Holdings Corp.*†
10.5
Fourth Amendment to the Stockholders' Agreement, dated as of June 23, 2003, by and among Discovery, Cox NewChannels, TCID, Liberty Animal, Inc. (the successor in interest to LMC) for the purposes stated in the First Amendment to the Stockholders' Agreement*†
21.1	List of Subsidiaries*
99.1	Information Statement, Subject to Completion dated March 15, 2005

*
To be filed by amendment.

**
Previously filed.

†
Subject to Confidential Treatment Request

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Discovery Holding Company
SIGNATURES
EXHIBIT INDEX